Exhibit 16.1

March 23, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by CX Network Group, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of CX Network Group, Inc. dated March 23, 2018. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours, /s/ HASKELL & WHITE LLP HASKELL & WHITE LLP Irvine, California